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                       April 22, 2021

       Jeffrey Williams
       Chief Executive Officer
       America   s Car-Mart, Inc.
       1805 North 2nd Street, Suite 401
       Rogers, Arkansas 72756

                                                        Re: America   s
Car-Mart, Inc.
                                                            Form 10-K for the
Fiscal Year Ended April 30, 2020
                                                            Filed June 24, 2020
                                                            File No. 0-14939

       Dear Mr. Williams:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Trade & Services
       cc:                                              Vickie Judy